AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of December 31, 2019, by and between FMI Funds, Inc., a Maryland corporation (the “Company”), on behalf of the FMI Large Cap Fund, the FMI Common Stock Fund, the FMI International Fund and the FMI International Fund II – Currency Unhedged (each a “Fund” and, collectively, the “Funds”), each a series of the Company, and Fiduciary Management, Inc., the Funds’ investment adviser (the “Adviser”).
RECITALS
WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of Investment Advisory Agreements between the Company and the Adviser, as amended or modified from time to time (the “Advisory Agreements”); and
WHEREAS, the Adviser has agreed to limit the operating expenses of the Institutional Class shares of the Funds pursuant to the terms and provisions of this Agreement, and the Company (on behalf of the Funds) desires the Adviser to implement those limits.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:
1.LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to waive all or a portion of the advisory fees payable to it with respect to the Funds under the Advisory Agreements, and to reimburse the Funds for operating expenses that the Funds incur to the extent necessary to ensure that the total annual operating expenses of the Institutional Class shares of the Funds (excluding all federal, state and local taxes, interest expenses on borrowings, brokerage commissions, acquired fund fees and expenses (as defined in Form N‑1A under the Investment Company Act of 1940, as amended, or any successor form thereto) and extraordinary expenses) do not exceed the following:

FMI Large Cap Fund	1.10%
FMI Common Stock Fund	1.20%
FMI International Fund	1.65%
FMI International Fund II – Currency Unhedged	1.65%
2.    REIMBURSEMENT OF FEES AND EXPENSES. The Adviser has a right to receive reimbursement for fee waivers and/or expense reimbursements made pursuant to this Agreement made in the prior three fiscal years for each Fund other than the FMI International Fund II – Currency Unhedged, provided that after giving effect to such reimbursement total annual operating expenses of the applicable Fund (excluding all federal, state and local taxes, interest expenses on borrowings, brokerage commissions, acquired fund fees and expenses and extraordinary expenses) do not exceed the limits set forth above.
3.    TERM. Except with respect to Section 2 hereof, this Agreement shall be effective for the period from the date of this Agreement until January 31, 2021, and shall continue in effect thereafter unless terminated by the Board of Directors of the Company. This Agreement shall automatically terminate upon the termination of the Advisory Agreements.
4.    TERMINATION. This Agreement can only be terminated by the Board of Directors of the Company.
5.    ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
6.    SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
7.    GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.
(Signature page follows.)
8.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.
FIDUCIARY MANAGEMENT, INC.

By:    /s/ Patrick J. English
Patrick J. English, Chief Executive Officer

FMI FUNDS, INC.

By    /s/ John S. Brandser
John S. Brandser, President